Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2017, relating to the financial statements of Buckeye Partners, L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
August 18, 2017